NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
[TELEPHONE 1-877-877-2716]

SUPPLEMENTAL OPTION TO THE INDIVIDUAL SINGLE PURCHASE PAYMENT IMMEDIATE FIXED INCOME ANNUITY

General Information Regarding this Supplemental Option

This Supplemental Option (“Option”) is made part of the Contract to which it is attached and is effective on the date it is elected.

Nationwide will not start any payments under the Contract until and unless any of the triggering events, found in the Annuity Phase section of this Option, occur.

This Option and Contract to which it is attached work together in two phases: an “Account Phase” and an “Annuity Phase.” This Option contains the terms and conditions of the Account Phase. The Contract contains the terms and conditions of the Annuity Phase, except as stated in the Option.

To the extent any provisions contained in this Option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Option will control the Contract.  Non-defined terms shall have the meaning given to them in the Contract.

Guarantees of the Option

Subject to the terms and conditions set forth in this Option, Nationwide guarantees that it will provide Guaranteed Lifetime Payments for the life of the Annuitant and Co-Annuitant, if any, in accordance with the Contract by multiplying the Guaranteed Lifetime Withdrawal Base by the Guaranteed Lifetime Withdrawal Percentage to determine the amount of the Guaranteed Lifetime Payments.

Eligibility to Purchase Option

This Option is only offered to investors who have their investments managed by the Asset Management Company.  The Contract Owner, Joint Owner, if any, Annuitant or Co-Annuitant, if any, must be the maximum issue age of 85 or younger.  The Contract Owner, Joint Owner, if any, Annuitant or Co-Annuitant, if any, must be the minimum issue age of 45 or older.

During the Account Phase, the assets covered by this Option are held in an advisory account (“Account”) managed by the Asset Management Company. The assets must be held in an Eligible Portfolio listed on the Option data page.  Once the Contract Owner has chosen an Eligible Portfolio, the Contract Owner must remain invested in that same Eligible Portfolio until and unless the Minimum Account Value has been reached before the Withdrawal Start Date. There must be at least the Eligible Account Value in the Account in order to purchase the Option and Contract.  The Contract Owner must execute an agreement with the Asset Management Company that provides for the deduction and remittance of the Fee to Nationwide.

Fee

Nationwide will deduct an annual charge of up to 2.00% of the current value of the Guaranteed Withdrawal Benefit Base.  The fee will be taken on a quarterly basis.  A prorated fee for any partially completed quarter will be refunded upon full termination of the Contract.

The fee will be assessed as long as the conditions in this Option remain in-force or until the Annuity Phase begins.  The Fee is shown on the Option data page.

Definitions

The following definitions are added to the Contract:

Account - The assets the Contract Owner owns which are managed by the Asset Management Company and invested in accordance with this Option.

Account Phase - Assets are managed by the Asset Management Company.  The obligations of Nationwide and the Contract Owner during the Account Phase are set forth in this Option. During the Account Phase no assets are held or managed by Nationwide.

Account Value - The value of the assets in the Account, as determined as of the close of business on a Valuation Date.

Annuity Date - The date on which Nationwide receives the Premium.

Annuity Phase - Triggered by certain events as described in the Option. The Account Value is transferred to the Contract and Nationwide begins making Guaranteed Lifetime Payments to the Annuitant, and Co-Annuitant, if any.

Asset Management Company - The company who manages the Account and who is named on the Option data page.

Co-Annuitant - The spouse of the Annuitant on whose life guaranteed lifetime withdrawals under the Spousal Continuation Option will also apply.  A Co-Annuitant may only be named when the Spousal Continuation Option is elected.

Eligible Account Value - The minimum amount required to be in the Eligible Portfolio when this Option is purchased.  This amount is shown on the Option data page.

Eligible Portfolio - The investment portfolios available under the Option, one of which must be held in the Account.  The elected Eligible Portfolio is shown on the Option data page.

Former Eligible Portfolio - A previously permissible investment option no longer available for new Contract Owners under this Option.

Guaranteed Lifetime Payments - Annuity payments Nationwide makes under the Contract.

Guaranteed Lifetime Withdrawal Amount - The amount that can be withdrawn from the Account every year without reducing the Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one year to the next. The initial Guaranteed Lifetime Withdrawal Amount is shown on the Option data page.

Guaranteed Lifetime Withdrawal Base - The amount upon which the Guaranteed Lifetime Withdrawal Amount is calculated.  The Guaranteed Lifetime Withdrawal Base may increase or decrease.  At the time this Option is purchased, the Guaranteed Lifetime Withdrawal Base is equal to the Account Value.

Guaranteed Lifetime Withdrawal Percentage - The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount.

Income Start Date – The date the Annuity Phase commences based on the terms of this Option.  This date must be within one year of the Date of Issue.

Individual Retirement Account - A trust or custodial account described in Section 408 of the Code, established for the exclusive benefit of the Owner or the Owner’s beneficiaries.

Minimum Account Value - The greater of:

1.	the amount determined by the Asset Management Company, as shown on the Option data page; or
2. the Guaranteed Lifetime Withdrawal Amount.

Minimum Account Value Eligible Portfolio - The Eligible Portfolio available only to Contract Owners who have reached the Minimum Account Value before the Withdrawal Start Date.

Premium - The amount that is in the Account when the Annuity Phase begins.  This amount is transferred to Nationwide when the Annuity Phase begins and is applied to the Contract.

Option Anniversary - Any anniversary of the date Nationwide issues this Option.

Option Year - The one-year period starting on the date Nationwide issues this Option.

Spousal Continuation Option - An election allowing a spouse to be named as a Co-Annuitant so that the Guaranteed Lifetime Withdrawal Percentage will be paid during the lifetimes of the Annuitant and Co-Annuitant.

Valuation Date - Each day the New York Stock Exchange is open for business. The value of the Account is generally determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days and as conditions warrant.

Withdrawal Start Date - The date the Contract Owner is eligible to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from the Account.  It is shown on the Option data page.

ACCOUNT PHASE

Increases to the Guaranteed Lifetime Withdrawal Base

The Guaranteed Lifetime Withdrawal Base can be increased in two ways:

Additional Deposits to the Account

Nationwide will automatically increase the Guaranteed Lifetime Withdrawal Base by the amount of additional deposits the Contract Owner makes to the Account.

Annual Benefit Base Review

On each Option Anniversary during the Account Phase, Nationwide will conduct an Annual Benefit Base Review to see if the Contract Owner is eligible for an increase to the Guaranteed Lifetime Withdrawal Base.  If, on any Option Anniversary, the Account

Value exceeds the Guaranteed Lifetime Withdrawal Base, Nationwide will automatically increase the Guaranteed Lifetime Withdrawal Base to equal that Account Value.  The automatic Annual Benefit Base Review will continue until any terms and conditions associated with the Contract change.

Decreases to the Guaranteed Lifetime Withdrawal Base

The Guaranteed Lifetime Withdrawal Base can be decreased in two ways:

Early Withdrawal

An early withdrawal is any withdrawal the Contract Owner makes prior to the Withdrawal Start Date.  Nationwide will reduce the Guaranteed Lifetime Withdrawal Base by the greater of (a) or (b), where:

(a)	= the dollar amount of the early withdrawal; and

(b)	= a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the early withdrawal;

B = the Account Value on the date of the early withdrawal; and

C =	the Guaranteed Lifetime Withdrawal Base on the date of the early withdrawal.

Excess Withdrawal

An excess withdrawal is any withdrawal taken after the Withdrawal Start Date that, during any calendar year, exceeds the Guaranteed Lifetime Withdrawal Amount.  Nationwide will reduce the Guaranteed Lifetime Withdrawal Base by the greater of (a) or (b) where:

(a)	=the dollar amount of the excess withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b)	=	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the excess withdrawal;

B =	the Account Value on the date of the excess withdrawal; and

C =	the Guaranteed Lifetime Withdrawal Base on the date of the excess withdrawal.

Withdrawal Exception

Withdrawals up to a certain amount can be deducted from the Account each calendar quarter to pay for advisory and other service fees associated with the Account without being considered Early Withdrawals/Excess Withdrawals, as applicable (“Withdrawal Exception”).  Currently, the maximum amount of the Withdrawal Exception is indicated on the Option data page.

If the actual fees for advice and other services exceed the Withdrawal Exception, and the Contract Owner withdraws the entire fee amount from the Account, the amount withdrawn above the Withdraw Exception will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce the Guaranteed Lifetime Withdrawal Base.

Account Value reaches Minimum Account Value before Withdrawal Start Date

If the Account Value reaches the Minimum Account Value before the Withdrawal Start Date, the Contract Owner has three options:

1.	Add more money to the Account Value to bring the Account Value above the Minimum Account Value; or

2.	Terminate the Option and Contract; or

3.	Transfer the Account Value to the Minimum Account Value Eligible Portfolio. All of the other terms and conditions of this Option remain the same.

ANNUITY PHASE

After the Withdrawal Start Date, if and when any of the following triggering events occurs, the Contract will be eligible to begin the Annuity Phase:

•	After the Withdrawal Start Date, the Account Value falls below the greater of $15,000 or the Guaranteed Lifetime Withdrawal Amount (the “Minimum Account Value”); or

•	The Account Value is invested in the Minimum Account Value Eligible Portfolio, and the Contract Owner reaches the Withdrawal Start Date; or

•	the Contract Owner, after reaching the Withdrawal Start Date, affirmatively elects to begin the Annuity Phase.

After a triggering event occurs, Nationwide will notify the Annuitant.  If the Annuitant has not notified Nationwide within 90 days after notice that the Annuitant wishes to enter the Annuity Phase, Nationwide will assume that the Annuitant does not wish to enter the Annuity Phase, and the Contract will terminate.

If and when the Contract Owner elects to begin the Annuity Phase, the Account will then be closed with the Asset Management Company and any remaining Account Value will be transferred to the Contract.  At this time, Nationwide will begin making annual Guaranteed Lifetime Payments to the Annuitant or to the Co-Annuitant, if the Spousal Continuation Option, described herein, is elected.  The amount of the Guaranteed Lifetime Payments will be based upon the most recent Guaranteed Lifetime Withdrawal Base and the Guaranteed Lifetime Withdrawal Percentage.

Terms and Conditions of the Contract

Nationwide can change certain terms and conditions of the Option after it is purchased.  These terms and conditions include: determination of a permissible Eligible Portfolio, changes to the Contract Fee associated with an Eligible Portfolio, and changes to the Guaranteed Lifetime Withdrawal Percentages.

If Nationwide changes one or more terms and conditions of the Contract after it is issued, the change will not apply to the Contract unless the Contract Owner agrees to such change.  The Contract Owner’s acceptance or rejection of any such change will impact the Annual Benefit Base Review which, as of the effective date of the change of terms and conditions, will no longer be automatic.  Rather, in order to take advantage of any Annual Benefit Base Review, the Contract Owner will have to consent to have the change in terms and conditions applied to the Contract.

If the Contract Owner accepts the new terms and conditions associated with the Contract, Nationwide will continue with the Annual Benefit Base Review at the time of the next Option Anniversary.

If the Contract Owner refuses to accept the terms and conditions or Nationwide does not receive the Contract  Owner’s election to accept the terms and conditions change within 60 days after the day Nationwide sends notification to the Contract Owner, the new terms and conditions of the Contract will not apply to the Contract.  The Guaranteed Lifetime Withdrawal Base will stay at the same value as of the most recent Option Anniversary and will no longer increase.  However, if the Contract Owner submits additional deposits to the Account, the Contract Owner will receive a dollar for dollar increase to the Guaranteed Lifetime Withdrawal Base.  Once a terms and conditions change is declined, the Contract Owner will no longer be permitted to accept any other terms and conditions change or reinstate the Annual Benefit Base Review.

Spousal Continuation Option

The Contract Owner may elect the Spousal Continuation Option offered with this Option.  The Guaranteed Lifetime Withdrawal Amount will be paid during the joint lives of the Annuitant and Co-Annuitant.  If the Spousal Continuation Option is elected, the Guaranteed Lifetime Withdrawal Percentage will be lower. The Guaranteed Lifetime Withdrawal Percentage with the Spousal Continuation Option is set forth on the Option data page.

There is no cost for this Option.

In order to take advantage of this additional option the following will apply:

1.	The Spousal Continuation Option must be elected at the time of application, and both spouses cannot be older than 85 years old at that time.

2.
Both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as owners of the Account and Co-Annuitants of the Contract.  For Contracts issued to IRAs and Roth IRAs, spouses must be Co-Annuitants, and the person for whom the IRA or Roth IRA was established must name their spouse the sole beneficiary of the Account.

3.
If the marriage terminates due to divorce, dissolution, or annulment, or a Co-Annuitant dies either prior to the Withdrawal Start Date or after the Withdrawal Start Date but no withdrawals have been taken, Nationwide will remove the Spousal Continuation Option from the Contract upon notification from the Contract Owner and evidence of the marriage termination that is satisfactory to Nationwide.  After removal of the Spousal Continuation Option, the Guaranteed Lifetime Withdrawal Percentage will remain the same. Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.

4.
If the marriage terminates due to divorce, dissolution, or annulment, or a Co-Annuitant dies on or after the Withdrawal Start Date, and the Contract Owner has taken one or more withdrawals, the Contract Owner may not remove the Spousal Continuation Option from the Contract.  The remaining owner of the Contract will continue to receive withdrawals at the lower Guaranteed Lifetime Withdrawal Percentage for the duration of his or her lifetime, and upon notification from the remaining Contract Owner in a form acceptable to Nationwide, the former spouse will no longer be eligible to receive withdrawals.

5.	For Contracts with non-natural owners (other than IRAs), one spouse must be the annuitant and the other spouse must be the Co-Annuitant.

6.	Upon either Co-Annuitant’s death, the surviving spouse must keep the Account open and comply with all of the requirements of this Contract.

7.	The Withdrawal Start Date is the date the younger spouse turns 65.

8.
If the Contract Owner enters the Annuity Phase of the Contract, both spouses must be named primary beneficiaries of the Contract at that time to ensure the Guaranteed Lifetime Payments will continue for both lives.

Suspension of the Option

Nationwide may suspend any increases to the Guaranteed Lifetime Withdrawal Benefit Base if any of the following events occur:

•
The Contract Owner does not comply with all provisions of this Option, including, but not limited to, the requirement that the Contract Owner invest 100% of the assets in the Account in an Eligible Portfolio or Former Eligible Portfolio and remain invested as required by the Eligible Portfolio or Former Eligible Portfolio, and the requirement that the Contract Owner execute an agreement with the Asset Management Company that provides for the deduction and remittance of the Fee; or

•	The Account value falls below the Minimum Account Value; or

•	The Asset Management Company listed on the Option data page no longer manages the Eligible Portfolios or Former Eligible Portfolios; or

•
The Contract Owner makes an additional deposit to the Account when the value of the Account already exceeds $2,000,000, or if the Contract Owner makes an additional deposit to the Account that causes the Account to exceed $2,000,000.

If one of the suspension events occurs, Nationwide will provide the Contract Owner with a suspension notice indicating what exactly is triggering the suspension.  The purpose of this suspension notice is to give the Contract Owner the opportunity to cure the issue that has triggered the suspension.  If the Contract Owner takes corrective action within the cure period, as stated on the Option data page, in a manner acceptable to Nationwide, the suspension will be lifted.
If the Contract Owner does not cure the issue within the cure period Nationwide will terminate this Option and the Contract.

Suspension because Asset Management Company no longer manages the Eligible Portfolios:

If the Asset Management Company no longer manages the Eligible Portfolios, the purpose of the suspension notice is to give the Contract Owner the opportunity to preserve the guarantees under the Option.  The Contract Owner can accomplish this in two ways:

1) by transferring the Account Value to another asset management company approved by Nationwide; or

2) by transferring the assets in the Account to an annuity contract that Nationwide, or one of its affiliates, offer.

For 1) above, Nationwide must have entered into a written agreement with the new asset management company with respect to eligible portfolios and administration of the Account.  If the Contract Owner decides to transfer the assets in the Account to the new asset management company approved by Nationwide, Nationwide will not charge any transfer fees.  Additionally, the value of the guarantees transferred will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Date of the Transfer.

For 2) above, the amount transferred to the new annuity contract will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Date of the transfer.

Termination of the Option

Nationwide may terminate this Option and the Contract if the Contract Owner fails to cure the cause of a Contract suspension within the suspension cure period.

Contract Provisions Modified by the Option

The definitions for Beneficiary and  Contingent Beneficiary in the DEFINITIONS section of the Contract are hereby deleted and replaced with the following:

Beneficiary - The person designated to receive any remaining Premium, if any, after the death of the Annuitant and Co-Annuitant, if any.

The definitions of Joint Annuitant and Individual Retirement Annuity are hereby deleted.  Any reference to “Joint Annuitant” throughout the Contract shall mean “Co-Annuitant.”

In the OWNERSHIP PROVISIONS section, the Annuitant/Joint Annuitant section is hereby renamed the Annuitant/Co-Annuitant section and the second paragraph of this section is deleted and replaced with the following:

For a Contract that is issued to an IRA, the individual for who the IRA was established must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable.  For any such Contract, if a joint and last survivor income option is elected, the Co-Annuitant must be the spouse of the Annuitant.

The first sentence following the “Beneficiary” section of the Contract under “Ownership Provisions” is hereby deleted and replaced with the following:

The Beneficiary is the person designated to receive any remaining Premium, if any, after the death of the Annuitant and Co-Annuitant, if any.

The INCOME OPTIONS section of the Contract is hereby deleted and replaced with the following:

INCOME OPTIONS

Any annuity income option not set forth in the Contract which is satisfactory to both the Company and the Owner may be selected. Options available for Contracts issued to IRAs may be limited based on the age of the Annuitant (and Co-Annuitant, if applicable) and distribution requirements under the Code.

Single Life

Guaranteed Lifetime Payments will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant.

Joint and Last Survivor

Guaranteed Lifetime Payments will be paid during the lifetime of the Annuitant and Co-Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant and Co-Annuitant.

The “Restrictions of Withdrawals” Section is hereby deleted.

Under the REQUIRED DISTRIBUTION PROVISIONS Section, the last paragraph of the "Required Distribution - Non-Qualified Contracts" Section is hereby deleted and replaced with the following:

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Code Section 72(s) by reason of Section 72(s)(5) or any other law or rule.  Such contracts include, but are not limited to, any Contract issued to an IRA.

The "Required Distribution - IRAs" Section is hereby deleted.

The DEATH PROVISIONS PRIOR TO THE INCOME START DATE section is hereby deleted.

The Death of the Annuitant subsection in the DEATH PROVISIONS AFTER THE INCOME START DATE (The Beginning of the Annuity Phase) section is hereby deleted and replaced with the following:

Death of Annuitant

If the Annuitant dies after the Income Start Date, and there is no Co-Annuitant, this Contract will terminate and any remaining Premium, less any applicable premium tax, shall be paid to the Beneficiary.  Nationwide will make payments to the Beneficiary in the same frequency as the Account Phase in the amount equal to the Guaranteed Lifetime Withdrawals until the remaining Premium amount has been paid.

Executed for Nationwide by:

                   /s/Robert W. Horner III                                           /s/Mark R. Thresher
                                Secretary                                                                President